EXHIBIT 12

Statement Regarding Computation of Ratios

The ratios of income to fixed charges have been computed on the basis of the total enterprise (as defined by the Commission) by dividing income before fixed charges and income taxes by fixed charges. Fixed charges consist of interest expense on all long-term and short-term borrowings, excluding or including interest on deposits as indicated below. The computations of other ratios are evident from the information presented in this Form 10-Q and the Corporation’s 2003 Annual Report.

Bank One Corporation and Subsidiaries

COMPUTATIONS OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

(In millions, except ratios)	Three Months Ended March 31, 2004		Year Ended 2003		Year Ended 2002		Year Ended 2001		Year Ended 2000 (1)		Year Ended 1999
EXCLUDING INTEREST ON DEPOSITS:
Pretax income (loss) from continuing operations	$1,761		$4,390		$4,702		$3,748		$(1,119)		$4,932
Earnings (loss) from unconsolidated entities under the equity method of accounting	36		140		91		(80)		(129)		(47)
Fixed charges, excluding capitalized interest	647		2,585		2,720		3,867		5,198		3,719

Adjusted pretax earnings base	2,444		7,115		7,513		7,535		3,950		8,604
Interest, excluding interest on deposits	621		2,481		2,621		3,771		5,105		3,622
Rental factor	26		104		99		96		93		97
Capitalized interest	—		2		1		4		9		2

Fixed charges	647		2,587		2,721		3,871		5,207		3,721
Consolidated ratios of earnings to fixed charges, excluding interest on deposits	3.8	x	2.8	x	2.8	x	1.9	x	0.8	x	2.3	x
INCLUDING INTEREST ON DEPOSITS:
Pretax income (loss) from continuing operations	$1,761		$4,390		$4,702		$3,748		$(1,119)		$4,932
Earnings (loss) from unconsolidated entities under the equity method of accounting	36		140		91		(80)		(129)		(47)
Fixed charges, excluding capitalized interest	1,119		4,616		5,431		8,748		11,322		8,357

Adjusted pretax earnings base	2,916		9,146		10,224		12,416		10,074		13,242
Interest, including interest on deposits	1,093		4,512		5,332		8,652		11,229		8,260
Rental factor	26		104		99		96		93		97
Capitalized interest	—		2		1		4		9		2

Fixed charges	1,119		4,618		5,432		8,752		11,331		8,359
Consolidated ratios of earnings to fixed charges, including interest on deposits	2.6	x	2.0	x	1.9	x	1.4	x	0.9	x	1.6	x

(1)	Results for the year ended December 31, 2000 were insufficient to cover fixed charges. The coverage deficiency was approximately $1.3 billion.

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